Exhibit 23.5

CONSENT OF CLYDE L. YANCEY

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “Anderson Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report, Yavapai County, Arizona, USA” dated July 1, 2022; and the technical summary report entitled “Yuty Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report Paraguay, SA” dated July 1, 2022, prepared by me, included or incorporated by reference in:

(i)

the Annual Report on Form 10-K for the period ended July 31, 2022 (the “10-K”) of Uranium Energy Corp. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)	the Company’s Form S-3 Registration Statements (File Nos. 333-220404, 333-236571 and 333-256170), and any amendments or supplements thereto; and

(iii)

the Company’s Form S-8 Registration Statements (File Nos. 333-147626, 333-162264, 333-172092, 333-192462, 333-201423, 333-213500, 333-227023, 333-233736, 333-249679 and 333-262197); and any amendments or supplements thereto.

I further consent to the filing of the technical report summaries as exhibits to the 10-K.

/s/ Clyde L. Yancey
Clyde L. Yancey, P.G., SME Registered Member

Date:  September 29, 2022